Exhibit 10.2

FIRST AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Amendment”), is made and entered into as of July 31, 2008, by and among NORTHERN BORDER PIPELINE COMPANY, a Texas general partnership (the “Borrower”), the several banks and other financial institutions from time to time party hereto (collectively, the “Lenders”), SUNTRUST BANK, in its capacity as Administrative Agent for the Lenders (the “Administrative Agent”), as issuing bank (the “Issuing Bank”) and as swingline lender (the “Swingline Lender”), WACHOVIA BANK, NATIONAL ASSOCIATION, as syndication agent (the “Syndication Agent”) and BMO CAPITAL MARKETS, CITIBANK, N.A., and MIZUHO CORPORATE BANK, LTD., as Co-Documentation Agents.

W I T N E S S E T H:

WHEREAS, the Borrower, the Lenders, the Swingline Lender, the Issuing Bank, the Administrative Agent and the other agents party thereto are parties to a certain Amended and Restated Revolving Credit Agreement, dated as of April 27, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders and the Issuing Bank have made certain financial accommodations available to the Borrower;

WHEREAS, the Borrower has requested that the Lenders, the Swingline Lender, the Issuing Bank and the Administrative Agent amend certain provisions of the Credit Agreement, and subject to the terms and conditions hereof, the Lenders are willing to do so;

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Borrower, the Lenders, the Swingline Lender, the Issuing Bank and the Administrative Agent agree as follows:

1. Amendments.

(a)  Section 1.1of the Credit Agreement is hereby amended by adding the following definition of Bison Pipeline Acquisition Agreement in the appropriate alphabetical order:

“Bison Pipeline Acquisition Agreement” shall mean that certain acquisition agreement between the Borrower and TransCanada Pipeline USA Ltd. or its wholly owned subsidiary in form and substance satisfactory to the Administrative Agent and on terms substantially similar to those set out in the indication of interest letter dated as of July 28, 2008 between the Borrower and TransCanada Pipeline USA Ltd., pursuant to which the Borrower sells all of the membership interests it owns in Bison Pipeline LLC to TransCanada Pipeline USA Ltd. or its wholly owned subsidiary.

(b)  Section 7.3(b) of the Credit Agreement is hereby amended by replacing subsection B of such Section in its entirety with the following:

(b)           The Borrower shall not lease, sell or otherwise dispose of its assets to any other Person except: (i) sales of inventory and other assets in the ordinary course of business, (ii) leases, sales or other dispositions of its assets that, together with all other assets of Borrower previously leased, sold or disposed of (other than disposed of pursuant to this Section 7.3(b)) during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a substantial portion of the assets of Borrower, (iii) sales of assets which are concurrently leased back, (iv) dispositions of assets which are obsolete or no longer used or useful in the business of Borrower, (v) as permitted pursuant to Section 14 or Section 15 (to the extent it applies to a merger pursuant to Section 14) of the Borrower Partnership Agreement, and (vi) the sale of membership interests in Bison Pipeline LLC pursuant to the Bison Pipeline Acquisition Agreement.

(c)  Section 7.5 of the Credit Agreement is hereby amended by replacing such Section  in its entirety with the following:

Section 7.5    Restricted Payments.  The Borrower will not, and will not permit its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend on any class of its stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of common stock or Indebtedness subordinated to the Obligations of the Borrower or any Guarantee thereof or any options, warrants, or other rights to purchase such common stock or such Indebtedness, whether now or hereafter outstanding (each, a “Restricted Payment”), except for (i) dividends payable by the Borrower solely in shares of any class of its common stock, (ii) Restricted Payments made by any Subsidiary to the Borrower or to another Subsidiary, on at least a pro rata basis with any other shareholders if such Subsidiary is not wholly owned by the Borrower and other wholly owned Subsidiaries, (iii) if no Event of Default has occurred or would result therefrom, distributions on the partnership interests in accordance with the Borrower Partnership Agreement and (iv) if no Event of Default has occurred or would result therefrom, distributions of proceeds from the Bison Pipeline Acquisition Agreement.

(d)  Section 7.7 of the Credit Agreement is hereby amended by replacing such Section  in its entirety with the following:

Section 7.7        Transactions with Affiliates.  Except as set forth in Schedule 7.7, the Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) any Restricted Payment permitted by Section 7.5 and (c) pursuant to the Bison Pipeline Acquisition Agreement.

2.    Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Lenders hereunder, it is understood and agreed that this Amendment shall not become effective, and the Borrower shall have no rights under this Amendment, until the Administrative Agent shall have received each of the following documents:

(a)        executed counterparts to this Amendment from the Borrower, each of the Guarantors and the Lenders; and

(b)        the indication of interest letter dated as of July 28, 2008 between the Borrower and TransCanada Pipeline USA Ltd. substantially setting out the terms of the Bison Pipeline Acquisition Agreement.

3.    Representations and Warranties.  To induce the Lenders and the Administrative Agent to enter into this Amendment, the Borrower hereby represents and warrants to the Lenders and the Administrative Agent:

(a)         The Borrower, each of its Subsidiaries and the Operator (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

(b)   The execution, delivery and performance by the Borrower of the Loan Documents are within such Person’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member, action;

(c)         The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents (i) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (ii) will not violate any Requirements of Law applicable to the Borrower and any of its Subsidiaries, or any judgment, order or ruling of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding on the Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, in each case other than violations, defaults or rights which could not reasonably be expected to result in a Material Adverse Effect, and (iv) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents;

(d)         This Amendment has been duly executed and delivered by the Borrower, and constitutes valid and binding obligations of the Borrower, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity; and

(e)         After giving effect to this Amendment, the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects, and no Default or Event of Default has occurred and is continuing as of the date hereof.

4.    Effect of Amendment.  Except as set forth expressly herein, all terms of the Credit Agreement, as amended hereby, and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Borrower to the Lenders and the Administrative Agent.  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.  This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement.

5.    Governing Law.   This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

6.    No Novation.  This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement or an accord and satisfaction in regard thereto.

7.    Costs and Expenses.  The Borrower agrees to pay on demand all costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Administrative Agent with respect thereto.

8.    Counterparts.  This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument.  Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.

9.    Binding Nature.  This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.

10.     Entire Understanding.  This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

[Signature Pages To Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, under seal in the case of the Borrower and the Guarantors, by their respective authorized officers as of the day and year first above written.

BORROWER: NORTHERN BORDER PIPELINE COMPANY
By:	TransCanada Northern Border Inc., its Operator
By	/s/ Paul F. Miller
Name: Paul F. Miller
Title: Principal Executive Officer,Vice President and General Manager

By	/s/ Patricia M. Wiederholt Name: Patricia M. Wiederholt
Title: Principal Financial Officer and Controller

[SIGNATURE PAGE TO FIRST AMENDMENT]

LENDERS: SUNTRUST BANK as Administrative Agent, as Issuing Bank, as Swingline Lender and as a Lender
By	/s/ Joe McCreery
Name: Joe McCreery
Title: Director

WACHOVIA BANK, NATIONAL ASSOCIATION as Syndication Agent and as a Lender
By	/s/ Lawrence P. Sullivan
Name: Lawrence P. Sullivan
Title: Managing Director

BMO CAPITAL MARKETS, as Co-Documentation Agent
By	/s/ Ian M. Plester
Name: Ian M. Plester
Title: Director

BMO CAPITAL MARKETS FINANCING, INC., as a Lender
By	/s/ Ian M. Plester
Name: Ian M. Plester
Title: Director

[SIGNATURE PAGE TO FIRST AMENDMENT]

CITIBANK, N.A., as Co-Documentation Agent and as a Lender
By	/s/ Andrew L. Kreeger
Name: Andrew L. Kreeger
Title: Vice President

MIZUHO CORPORATE BANK, LTD., as Co-Documentation Agent and as a Lender
By	/s/ Leon Mo
Name: Leon Mo
Title: Senior Vice President

JPMORGAN CHASE BANK, N.A., as Managing Agent and as a Lender
By	/s/ Kenneth J. Fatur
Name: Kenneth J. Fatur
Title: Managing Director

EXPORT DEVELOPMENT CANADA, as Managing Agent and as a Lender
By	/s/ Janine Dopson
Name: Janine Dopson
Title: Loan Asset Manager

By	/s/ H. Clysdale
Name: Howard Clysdale
Title: Portfolio Manager

WELLS FARGO BANK N.A., as a Lender
By
Name:
Title:

BANK OF AMERICA, N.A., as a Lender
By	/s/ Jay Salitza
Name: Jay Salitza
Title: Vice President

ROYAL BANK OF CANADA, as a Lender
By
Name:
Title: